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                                                                     EXHIBIT 4.3
                       NONQUALIFIED UNIT OPTION AGREEMENT
                            GRANTED PURSUANT TO THE
                           1995 UNIT OPTION PLAN FOR
                         HALLWOOD REALTY PARTNERS, L.P.

         A Nonqualified Unit Option (the "Option") for a total of [number of units] units representing limited partnership interests ("Unit(s)") in Hallwood Realty Partners, L.P. (the "Partnership"), is hereby granted to [name of optionee] (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of, the 1995 Unit Option Plan for Hallwood Realty Partners, L.P. (the "Plan"), which is incorporated herein by reference, in consideration for Optionee's service to the Partnership and to provide incentive to the Optionee to continue service to the Partnership, which has been and shall be performed outside the United States and the United Kingdom. This Agreement refers to Units of the Partnership after giving effect to the one-for-five reverse unit split approved by the general partner of the Partnership on the Date of Grant (as hereinafter defined).

         1.      OPTION PRICE.  The option price is $11.875 for each Unit.

         2. DATE OF GRANT. This Option is granted as of February 27, 1995 (the "Date of Grant").

         3. EXERCISE OF OPTION. This Option shall be exercisable in whole or in part in accordance with the provisions of the Plan as follows:

                 (i)      SCHEDULE OF RIGHTS TO EXERCISE.

                          (a)     [number] Units upon the Date of Grant.
                          (b)     [number] Units after February 27, 1996.
                          (c)     [number] Units after February 27, 1997.

or on such earlier date as this Option may vest in accordance with Section 7(d) of the Plan, but subject always to the limits set forth in Section 7(e) of the Plan.

                 (ii) METHOD OF EXERCISE. This Option shall be exercisable by a written notice delivered to the Company which shall:

                          (a) state the election to exercise the Option and the number of Units in respect of which it is being exercised; and

                          (b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Partnership, of the right of such person or persons to exercise the Option.

                 (iii) PAYMENT. The exercise price of any Units purchased shall be paid solely in cash, by certified or cashier's check, by money order, with Units (provided that at the time of exercise the Committee in its sole discretion does not prohibit the exercise of Options through the delivery of already-owned Units) or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Units. If the exercise price is paid in whole or in part with Units, the value of the Units surrendered shall be their Fair Market Value on the date received by the Company. Any Units delivered in satisfaction of all or a portion of the exercise price shall be appropriately endorsed and transfer and assignment to the Partnership.

                 (iv) WITHHOLDING. The Optionee shall make satisfactory arrangements for the withholding of any amounts necessary for withholding in accordance with applicable Federal or state income tax laws.

                 (v) ISSUANCE OF UNITS. No person shall be, or have any of the rights or privileges, of, a unitholder of the Partnership with respect to any of the Units subject to an Option unless and until certificates representing such Units shall have been issued and delivered to such person. As a condition of any issuance of a certificate for Units, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:


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                          (a)     A representation, warranty or agreement by
                 the Optionee to the Partnership at the time any Option is exercised that he or she is acquiring the Units to be issued to him or her for investment and no with a view to, or for sale in connection with, the distribution of any such Units; and

                          (b) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Units and are endorsed upon the Unit certificates.

                 (vi) SURRENDER OF OPTION. Upon exercise of this Option in part, if requested by the Partnership, the Optionee shall deliver this Option and any other written agreements executed by the Partnership and the Optionee with respect to this Option to the Partnership who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Optionee.

         4. TRANSFERABILITY OF OPTION. In the Optionee's discretion, this Option may be transferred by the Optionee by gift or by contribution to (a) any member of Optionee's immediate family; (b) any entity of which Optionee or members of Optionee's family are the sole equity owners or beneficiaries or, if there are discretionary beneficiaries, among the class of discretionary beneficiaries; or (c) any combination of the foregoing.

         5. TERM OF OPTION. This Option may not be exercised after the expiration of ten (10) years from the Date of Grant of this Option and is subject to earlier termination as provided in Section 8 of the Plan. This Option may be exercised during such term only in accordance with the Plan and the terms of this Option.

         6. ADMINISTRATION. The Plan and this Option shall be administered by the Committee provided for and described in Section 13 of the Plan.

                                       HALLWOOD REALTY PARTNERS, L.P.



                                       By:     Hallwood Realty Corporation,
                                               its general partner



                                               By:
                                                        -----------------------
                                               Name:
                                                        -----------------------
                                               Title:
                                                        -----------------------

         Optionee acknowledges receipt of a copy of the Plan, and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under the Plan.


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                                       Optionee



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